Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the captions “Independent Auditors” and “Selected Historical Statutory Financial Information” and to the use of our report dated April 9, 2024, with respect to the statutory-basis financial statements of Fidelity & Guaranty Life Insurance Company included in the Registration Statement (Form S-1 No. 333-267180) and related Prospectus for the registration of “F&G Confidence Builder” individual single premium deferred index-linked annuity contracts.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 9, 2024